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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                            _________________________

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number:  0-19757

                          FRAME TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                           333 West San Carlos Street
                           San Jose, California  95110
                           Telephone:  (408) 975-6799
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                       securities for which a duty to file
                  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      /X/       Rule 12h-3(b)(1)(i)      /X/
               Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(1)(ii)     / /
               Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(i)      / /
               Rule 12g-4(a)(2)(ii)     / /       Rule 12h-3(b)(2)(ii)     / /
                                                  Rule 15d-6               / /

     Approximate number of holders of record as of the certification or notice
date:     1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Frame Technology Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 28, 1995                 By  /s/ Colleen Pouliot
                                           -------------------------------
                                            Colleen Pouliot
                                            Secretary